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                                                                 EXHIBIT 10.2(a)


     THIS EMPLOYMENT AGREEMENT made and entered into this 27th day of June, 2001 between TransCommunity Bankshares, Inc. ---- ("Employer"), a Virginia corporation, and William C. Wiley ( Employee").

     WHEREAS, Employer is in the process of forming a Virginia multi-bank holding company ("Holding Company"); and,

     WHEREAS, Employee has agreed to become Chairman of the Board of Directors and Chief Executive Officer of the Holding Company; and,

     WHEREAS, the parties wish to establish the terms and conditions of Employee's employment.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

     1.   RELATIONSHIP AND DUTIES BETWEEN THE PARTIES.

          1.1  Holding Company.

               Employer agrees to employ Employee on the effective date of this Agreement as Chairman of the Board of Directors and Chief Executive Officer of the Holding Company, to hold the title of Chairman of the Board of Directors and Chief Executive Officer, and to perform such services and duties as the Holding Company's Board of Directors ("Holding Company Board") may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the direction of the Holding Company Board.

               1.1.2 Employee shall serve on the Holding Company Board and as a member of its Executive Committee and such other committees as the Holding Company Board may designate, subject to the terms hereof.


          1.2  Employee Undertakings.

               1.2.1 Employee accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of his duties herein specified and as an officer and director of the Holding Company. While employed by Employer, the Employee will not, without the prior express consent of the Holding Company Board, accept employment with or serve on the Board of any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which Employer or the Holding Company Board may consider to be in conflict with the best interests of the Holding Company or to be in competition with the Holding Company, or which may interfere in any way with the Employee's performance of his duties hereunder. It is understood that Employee does have the

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right to participate in passive investments including income producing real estate that does not conflict with the interest of the banks or bank holding company.

               1.2.2 Employer shall not require the Employee, as a part of his duties, to perform or to participate in any activity which constitutes a violation of any state or federal law, rule, ordinance or regulation.

          1.3. Regulatory Approval.

               1.3.1 In the event that the Federal Reserve Board declines to approve Employee as Chairman of the Board of Directors and Chief Executive Officer of the Holding Company, but does not otherwise prohibit the Holding Company from employing the Employee in an alternative senior officer position, the Employer agrees to negotiate in good faith with Employee to determine mutually acceptable terms of employment and compensation in such lesser capacity.

     2.   DEFINITIONS.

          2.1 "Complete disability" shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, completely to fulfill his obligations hereunder for an aggregate of ninety (90) days within any period of 180 consecutive days during the term hereof.

          2.2 "Cause" shall include, without limitation: dishonesty; theft; conviction of a crime, which is either (a) a felony, or (b) a misdemeanor involving moral turpitude or financial impropriety; unethical business conduct; activity which is contrary to the Holding Company's interests; gross or repeated negligence in carrying out Employee's duties; or material violation of Employee's obligations hereunder.

          2.3 "Employer" shall be deemed synonymous with the terms "Holding Company" or "Holding Company Board", whenever the context so requires.

     3.   TERMS OF EMPLOYMENT

          3.1 Term.

               3.1.1 The term of Employee's employment with the Company shall be for three (3) years from the effective date of this agreement (the "Term"); provided, however, the Company may, at its option and in its sole discretion, not later than 30 days prior to the end of the Term, renew the Term for an additional, successive two (2) year period (the "Renewal Term") the same terms and conditions as are applicable during the initial Term, subject to such appropriate increases in salary and other benefits as the parties may agree upon unless terminated earlier pursuant to the terms hereof.

               3.1.2 Employee's employment pursuant to this Agreement shall be terminated by the first to occur of any of the following:

                    3.1.2.1 The death of Employee;

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                    3.1.2.2 The complete disability of Employee;

                    3.1.2.3 The discharge of Employee by Employer for cause.

Notwithstanding the foregoing, the Company may terminate immediately the Employee's employment with the company with Cause(as defined herein) upon written notice to the Employee. For purposes of this agreement, Cause will be defined as:

               3.1.3 Employees repeated failure to perform satisfactorily Employee's job duties under this agreement and as determined by the Board of Directors.

               3.1.4 Employee's failure to comply with all material applicable laws in performing Employee's job duties or in directing the conduct of Company business.

               3.1.5 Employee's commission of any felony or intentionally fraudulent or other act against the company, or its affiliates, employees, agents or customers which demonstrates Employee's untrustworthiness or lack of integrity.

               3.1.6 Employee's participation in any activity which is directly competitive with or intentionally injurious to the Company.

               3.1.7 Discharge for "cause" will require a two-thirds majority vote of the Holding Company Board, exclusive of the Employee.

               3.1.8 Termination of Employee's employment for cause shall include termination as an employee, officer and director of the Holding Company.

          Except as expressly provided herein, all compensation, benefits and the like otherwise payable to Employee with respect to periods after his cessation of employment shall cease to be due and owing for periods after his cessation of employment for any reason.

          3.2 Termination Without Cause. Employee shall serve at the pleasure of the Holding Company Board. Employer may terminate this Agreement without cause at any time upon an affirmative vote of two-thirds (2/3) of all members of the Holding Company Board, whether or not in attendance at the meeting or voting upon the issue. In the event of such termination without cause by Employer, Employee shall be paid a severance payment equal to Employee's annual base salary in effect at the time of termination or the remaining salary represented in this contract, whichever is less. Such severance pay shall be paid in a lump sum, less applicable tax withholdings, not later than thirty (30) days following the effective date of termination. Employee shall not be entitled to any performance bonus for the year of termination, except as may be awarded in the sole discretion of the Holding Company Board.

     4. COMPENSATION

     For all services which Employee may render to Employer during the term hereof, Employer shall pay to Employee, subject to such deductions as may be required by law, according to the schedule set out below:

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          4.1 Base Salary. From the effective date hereof, Employee shall receive for the term of this Agreement a salary based on an annual rate of $140,000, payable in equal monthly installments, subject to such deductions as may be required by law. The Employee will receive performance reviews at least annually at the end of each fiscal year from the Holding Company Board, and the Employee's base salary may be increased but not decreased at the sole discretion of the Holding Company Board.

          4.2 Formation Bonus. Employer shall pay to Employee, on or before January 31, 2002, a total formation bonus of up to $50,000, consisting of payments as indicated below for each of the following items which has been successfully completed on or before December 31, 2001; provided, that if Employer determines to defer or abandon any of the efforts described in sections
4.2.1 through 4.2.3 below, Employee shall be deemed to have earned that portion of the formation bonus provided all other terms are met:

               4.2.1 The reorganization whereby the Bank of Powhatan, N.A. will become a wholly owned subsidiary of the Holding Company (the "Reorganization") has received final approval from all necessary regulatory authorities, and from the shareholders of the Bank of Powhatan, N.A., and the Reorganization is consummated; the Holding Company has properly completed all regulatory applications necessary to operate the Holding Company and has filed the same with the appropriate regulatory authorities; and the Holding Company has filed with the Securities Exchange Commission and any necessary state regulatory authorities of an appropriate registration statement to permit the public offering of the stock of the Holding Company -$25,000

               4.2.3 All regulatory applications necessary to operate two additional subsidiary national banks, the Bank of Goochland, N.A., and the Bank of Louisa, N.A., excluding the identification of banking officers, board members and operating locations, have been prepared and approved by the Holding Company Board, each of the appropriate subsidiary bank boards, the OCC and the FDIC; and the Holding Company shall have received firm commitments or actual payment of capital from investors in an amount equal to $10 Million Dollars- $25,000.


          4.3 Termination for Cause. If Employee is terminated for cause prior to the end of a fiscal year, Employer shall not be obligated to pay any annual performance bonus for the year of, and any year, after such termination, notwithstanding whether the Employee has met the requirements to earn components of an annual performance bonus.

          4.4 Fees. If Employee serves on the Holding Company Board or the board of directors of a subsidiary of the Holding Company, or a committee thereof, Employee shall not be entitled to directors fees or meeting fees unless otherwise determined by the Holding Company Board.

     5. OTHER BENEFITS

     During the term of Employee's employment hereunder, Employer shall provide the following to Employee:

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          5.1 A term life insurance policy providing for death benefits of
$500,000 having a beneficiary designated by the Employee.

          5.2 After consummation of the Reorganization, a health insurance policy covering the Employee and, if the Employee desires, covering the dependent children and spouse of the Employee with the same coverage as afforded all bank holding company employees.

          5.3 A long term disability insurance policy, as generally defined in the insurance industry, providing for benefits of at least 60% of Employee's annual base salary with a waiting period of no longer than six (6) months. This long term disability policy will be as consistent as reasonably possible with the definition of "complete disability" provided above.

          5.4 A complete physical examination for the Employee on an annual basis at the Holding Company's expense.

          5.5 Employee shall be entitled to such paid sick leave, paid vacation and other paid or unpaid leave as may be provided by the Holding Company under its applicable personnel policies. Approved attendance at meetings or conventions of banking associations or organizations shall not be charged against Employee's annual vacation entitlement.

          5.6 In the event that Employee is terminated by Employer for any reason other than cause, Employee may continue the health and disability insurance benefits in section 5.3 and 5.4 above for twelve months, or such greater period as applicable law may require, provided Employee timely pays the applicable premium cost therefor.

     6. STOCK OPTIONS

          6.1 No later than a reasonable time after the Reorganization is effected, Employee shall be granted an option to purchase 30,000 shares of stock of the Holding Company at an exercise price of not less than fair market value at the date of grant, with vesting as provided below. The number of options to be awarded shall be equitably adjusted in the event of a stock split, stock dividend, recapitalzation or similar event or in the event the number of the Holding Company's common stock initial outstanding after the Reorganization is other than 1,500,000 shares.

          6.2 Vesting in (i.e., the right to exercise) the options shall be based on the following: One-third of the option shares shall vest if at the end of the first fiscal year of the Holding Company or December 31,2002, whichever is sooner. A second one-third of the option shares shall vest if at the end of the second fiscal year of the Holding Company or December 31, 2003, whichever is sooner. The final one-third of the option shares shall vest if at the end of the third fiscal year of the Holding Company or December 31, 2004, whichever is sooner.

          6.3 Subject to section 6.4 below, once the vesting benchmark for a fiscal year is met, the options thereby vested may be exercised in whole or in part at any time during the first ten (10) years after the date of the Reorganization.

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          6.4 If Employee is terminated for cause, all outstanding options issued pursuant to section 6.1 shall be forfeited immediately. If Employee's employment with Employer terminates for any reason other than cause, Employee shall have ninety (90) days after such termination in which to exercise any and all such stock options which are then exercisable. In no event shall Employer be obligated to issue any further stock options to Employee after his cessation of employment for any reason.

     7. FAILURE TO OBTAIN CHARTER OR FINANCING

          Upon the happening of either of the following events, either party may terminate this Agreement by notice in writing to the other, in which event this Agreement shall cease and be null, void, and of no further force and effect, except as expressly provided in this section:

          7.1 The refusal or failure of the Federal Reserve Board to approve the Reorganization within 180 days of an application for such having been submitted to said agency by Employer; or

          7.2 The failure for any reason by Employee to raise capital in an amount equal to $2 million Dollars within 180 days after Employee begins to raise such capital for the Holding Company.

          If this Agreement is terminated by reason of section 7.2 the foregoing, Employee agrees that he shall not be entitled to liquidated damages as set forth in Section 3.2 in lieu of all other claims.

     8. EXPENSES

     Upon Employee's presentment to Employer of expense reports acceptable to Employer and which are in sufficiently detailed form to comply with standards for deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Employee for such expenses approved by Employer and incurred by Employee in connection with performance of his duties hereunder.

     9. POST TERMINATION COVENANTS

          9.1 At such time as Employee's employment by Employer terminates, other than a termination of Employee by Employer without cause, whether during the initial term of employment or thereafter, Employee agrees that for six (6) months year following such termination he will not engage (either individually or as an employee, director, consultant or representative of any other person or entity) in any business activity in which the Holding Company or any of its subsidiaries engages or has formulated plans to engage, within a twenty-five
(25) mile radius of any location of the Holding Company, or any location of its subsidiary banks identified prior to such termination.

          9.2 Employee further agrees that for one (1) year following such termination he will not engage (either individually or as an employee or representative of any other person or entity) in any business activity in which the Holding Company or any of its subsidiaries engages or has formulated plans to engage as chief executive officer of any financial institution, or as an

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officer other than chief executive officer of a financial institution having assets of $1,000,000,000 or less, within a twenty-five (25) mile radius of any location of the Holding Company, or any location of a subsidiary bank existing prior to such termination.

          9.3 Furthermore, for one (1) year following such termination, Employee agrees that he will not, without the prior written consent of Employer: (i) furnish anyone with the name of, or any list or lists which identify, any customers or stockholders of the Employer or utilize such list or information himself; (ii) furnish, use, or divulge to anyone any confidential information of Employer acquired by him from Employer and relating to Employer's business activities; (iii) contact directly or indirectly any customer of Employer for the purpose of soliciting such person's business for another bank or similar financial institution; (iv) hire for any other employer (including himself) any employee of Employer or directly or indirectly cause such employee to leave his or her employment to work for another; (v) pursue an actual or potential business opportunity of interest to and which could be pursued by Employer which came to the attention of Employee in connection with his employment with Employer and which Employee had not previously offered in writing to Employer with sufficient advance notice to allow Employer to examine and pursue or reject such opportunity. Excepted from the requirements of subparagraphs (i) and (ii) in this paragraph is any information which is or becomes publicly available information through no fault or act of Employee.

          9.4 It is understood and agreed by the parties hereto that the provisions of this section are independent of each other, and to the extent any provision or portion thereof shall be determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the validity or enforceability of any other provision of this paragraph or the remainder of this Agreement.

     10. WAIVER OF PROVISIONS

     Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the obligation of future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all the parties.

     11. GOVERNING LAW

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions hereof.

     12. MODIFICATION AND AMENDMENT

     This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be

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modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

     13. COUNTERPARTS AND HEADINGS

     This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this Agreement.

     14. INJUNCTIVE RELIEF

     In the event of a breach or threatened breach by Employee of any of the provisions hereof, and notwithstanding any other provision in this Agreement, Employer, in addition to any other available rights or remedies, shall be entitled to such temporary restraining orders and permanent injunctions, as are allowable and authorized by the laws of the Commonwealth of Virginia based on the facts of the case, to restrain such breach by Employee and/or any persons directly or indirectly acting for or with him. Employee's obligations under paragraph 9 hereof shall remain binding and enforceable according to its terms notwithstanding expiration or termination of the other terms of this Agreement or the expiration or termination of Employee's employment relationship with the Bank.

     15. SUCCESSORS

     This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns and upon the Employee, and his heirs and personal representatives. Neither this Agreement nor performance hereunder and may be assigned by Employee or Employer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

                                            EMPLOYEE:



                                                /s/ William C. Wiley    (SEAL)
                                            -----------------------------------



                                            EMPLOYER:



                                            TransCommunity Bankshares, Inc.


                                            By: /s/ Bruce B. Nolte      (SEAL)
                                               --------------------------------


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